Filed pursuant to Rule 424(b)(3)
File No. 333-129621

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated February 28, 2006)

EXCHANGE OFFER

Offer to Exchange
Up to $5,107,160 Principal Amount of A or B Scientigo 10% Notes
and
A and B Warrants to Purchase Up to 6,888,098 Shares of Common Stock

For

Any and all outstanding
Scientigo 2005 6.4% Senior Convertible Notes
and
Warrants to Purchase Shares of Common Stock

This prospectus supplement no. 2 supplements the prospectus dated February 28, 2006, relating to the Exchange Offer described in the prospectus and includes previous supplements. You should read this prospectus supplement in conjunction with the prospectus.

As previously disclosed, on March 31, 2006, Scientigo’s exchange offer terminated. Out of the $6,383,950 in face value of the Scientigo 2005 6.4% Senior Convertible Notes (the “Notes”) outstanding, the holders of $6,214,375 face value tendered their Notes for exchange, constituting 97.3% of the outstanding Notes. All tendered Notes were accepted by Scientigo and $4,971,500 face value of its 10% A Notes were issued in exchange. All of such 10% A Notes are convertible into shares of Scientigo Common Stock at $.90 face value per share until August 27, 2006, and mature on May 31, 2007. No B Notes were issued.

Additionally, holders of 3,080,000 Warrants to Purchase Common Stock tendered their Warrants (97.3% of those outstanding) and received 3,623,558 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates.

As of March 31, 2006, $3,622,998 of the 10% A Notes were converted into 4,025,553 shares of common stock at the $0.90 per share conversion price. This conversion represents 72% of the 10% A Notes that were issued on March 30, 2006, in exchange for the Notes.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 14 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2006